Exhibit 10.3

FIRST AMENDMENT

TO

AMENDED AND RESTATED

MERCHANTS BANCSHARES, INC.

2008 STOCK INCENTIVE PLAN

A.

The Amended and Restated Merchants Bancshares, Inc. 2008 Stock Incentive Plan (the “Plan”) is hereby further amended as follows:

1.

Section 4(b) of the Plan is hereby amended by deleting subsection (ix) thereof and renumbering subsection (x) as subsection (ix).

2.

Section 4(b) of the Plan is hereby amended by adding the following sentence at the end thereof:

“Except as provided in Section 11, without prior shareholder approval, in no event may the Committee reduce the exercise price of outstanding Options or effect repricing through cancellation and re-grants or cancellation of Options in exchange for cash.”

3.

Section 11(b) of the Plan is hereby amended by deleting said Section in its entirety and substituting therefor the following:

“(b)

Special Transactions. In the event of (i) a merger, consolidation, or other form of reorganization of the Company pursuant to which the shareholders of the Company immediately prior to such transaction do not own a majority of the outstanding voting power of the resulting or successor entity (or its ultimate parent, if applicable) immediately after the completion of such transaction, (ii) a sale or transfer of all or substantially all of the assets of the Company, or (iii) the sale of all of the Stock to an unrelated third party (in each case, a ‘Special Transaction’), all Options held by any Optionee shall be fully vested and exercisable by the Optionee and the restrictions on all Awards of Restricted Stock with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of such Special Transaction, and all Awards of Restricted Stock with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with any such Special Transaction in the Committee’s discretion. Furthermore, the Committee, either before or after the Special Transaction, may take such action as it determines in its sole discretion with respect to the number or kinds of Shares subject to the Plan or any Award under the Plan. Such action by the Committee may include (but shall not be limited to) the following:

(i)

permitting an Optionee at any time during such period as the Committee shall prescribe in connection with such Special Transaction, to surrender his Option (or any portion thereof), to the Company in exchange for a cash payment in an amount and in a manner determined by the Committee; or

(ii)

requiring an Optionee or other grantee, at any time in connection with such Special Transaction, to surrender his Option or Restricted Stock (or any portion thereof) to the Company (A) in exchange for a cash payment as described in clause (i) above, or (B) in exchange for a substitute Option or other applicable award issued by the corporation surviving such Special Transaction (or its ultimate parent), which the Committee, in its sole discretion, determines to have a value substantially equivalent to the value of the Option or Restricted Stock surrendered.”

B.

Except as amended herein, the Plan is confirmed in all other respects.

C.

This First Amendment shall be effective on January 19, 2012.

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